Aflac Incorporated Form 8-K

EXHIBIT 99.1

AFLAC INCORPORATED ANNOUNCES FOURTH QUARTER RESULTS,

AFFIRMS 2011 OPERATING EPS TARGET,

DECLARES FIRST QUARTER CASH DIVIDEND

COLUMBUS, Georgia – February 1, 2011 – Aflac Incorporated today reported its fourth quarter results.

Total revenues, benefiting from the 8.6% strengthening of the yen to the dollar in the fourth quarter, rose 15.2% to $5.3 billion, compared with $4.6 billion in the fourth quarter of 2009. Net earnings were $437 million, or $.92 per diluted share, compared with $251 million, or $.53 per share, a year ago.

Net earnings in the fourth quarter of 2010 included after-tax realized investment losses of $191 million, or $.41 per diluted share, compared with realized investment losses of $307 million, or $.65 per share, a year ago. Securities transactions produced realized investment gains of $27 million, or $.05 per diluted share, in the fourth quarter. Impairments of Allied Irish Banks, Irish Life and Permanent, and Aiful Corporation, combined with several other small security transactions and impairments, totaled $263 million, or $.56 per diluted share. Subsequent to year-end 2010, Aflac sold its holdings of Allied Irish Banks at the impaired price. In addition, the company realized a gain of $45 million, or $.10 per diluted share, from valuing foreign currency, interest rate and credit default swaps on certain variable interest entities that were required to be consolidated following adoption of Accounting Standards Codification (ASC) 810, effective January 1, 2010. The bonds associated with these swaps were in an unrealized gain position at December 31, 2010, and changes in the fair value of the bonds are reflected in shareholders’ equity.

Aflac believes that an analysis of operating earnings, a non-GAAP financial measure, is vitally important to an understanding of the company’s underlying profitability drivers. Aflac defines operating earnings as the profits derived from operations before realized investment gains and losses from securities transactions and the impacts from ASC 810 and ASC 815, as well as nonrecurring items. Management uses operating earnings to evaluate the financial performance of Aflac’s insurance operations because realized gains and losses from securities transactions, the impacts from ASC 810 and ASC 815, and nonrecurring items tend to be driven by general economic conditions and events, and therefore may obscure the underlying fundamentals and trends in Aflac’s insurance operations.

Furthermore, because a significant portion of Aflac’s business is in Japan, where the functional currency is the Japanese yen, the company believes it is equally important to understand the impact on operating earnings from translating yen into dollars. Aflac Japan’s yen-denominated income statement is translated from yen into dollars using an average exchange rate for the reporting period, and the balance sheet is translated using the exchange rate at the end of the period. However, except for a limited number of transactions, the company does not actually convert yen into dollars. As a result, Aflac views foreign currency as a financial reporting issue and not as an economic event for the company or its shareholders. Because changes in exchange rates distort the growth rates of operations, readers of Aflac’s financial statements are also encouraged to evaluate financial performance excluding the impact of foreign currency translation. The chart toward the end of this release presents a comparison of selected income statement items with and without foreign currency changes to illustrate the effect of currency.

Operating earnings in the fourth quarter were $628 million, compared with $558 million in the fourth quarter of 2009. Operating earnings per diluted share rose 12.7% to $1.33, compared with $1.18 a year ago. The stronger yen/dollar exchange rate increased operating earnings per diluted share by $.06 during the quarter.

In the fourth quarter, Aflac repurchased 2.0 million shares of its common stock. At the end of December, the company had 30.4 million shares available for purchase under its share repurchase authorization.

Results for the full year also benefited from the stronger yen. Total revenues rose 13.6% to $20.7 billion, compared with $18.3 billion a year ago. Net earnings were $2.3 billion, or $4.95 per diluted share, compared with $1.5 billion, or $3.19 per share, in 2009. Operating earnings for the full year of 2010 were $2.6 billion, or $5.53 per diluted share, compared with $2.3 billion, or $4.85 per share, in 2009. Excluding the benefit of $.19 per share from the stronger yen, operating earnings per diluted share rose 10.1% for the year.

Total investments and cash at the end of December 2010 were $88.2 billion, compared with $85.6 billion at September 30, 2010. The increase in total investments and cash primarily resulted from a stronger yen at the end of the period.

Shareholders’ equity was $11.1 billion at December 31, 2010, unchanged from September 30, 2010. Shareholders’ equity at the end of the year included a net unrealized gain on investment securities and derivatives of $64 million, compared with a net unrealized gain on investment securities of $592 million on September 30, 2010. Shareholders’ equity per share was $23.54 at the end of the year, compared with $23.63 per share at September 30, 2010. The annualized return on average shareholders’ equity in the fourth quarter was 15.7%. On an operating basis (excluding realized investment losses and the impact from ASC 815 on net earnings, and unrealized investment and derivative gains/losses in shareholders’ equity), the annualized return on average shareholders’ equity was 23.3% for the fourth quarter of 2010.

AFLAC JAPAN

Aflac Japan premium income in yen rose 4.4% in the fourth quarter. Net investment income in yen was unchanged, reflecting the stronger yen/dollar exchange rate because approximately 32.6% of Aflac Japan’s fourth quarter investment income was dollar-denominated. Total revenues were up 3.5%. The pretax operating profit margin declined slightly from 18.7% to 18.6% for the quarter, due primarily to an increase in the benefit ratio for the quarter, compared with a year ago. The benefit ratio increase was due to reserve adjustments made to a closed block of dementia business. Pretax operating earnings in yen rose 2.9% in the fourth quarter. For the year, premium income in yen grew 3.8%, and net investment income was up 1.6%. Total revenues were up 3.4%, and pretax operating earnings increased 10.0%. Excluding the impact of a stronger yen, the benefit ratio for 2010 was 59.5%, compared with 60.4% for 2009.

The average yen/dollar exchange rate in the fourth quarter of 2010 was 82.58, or 8.6% stronger than the average rate of 89.70 in the fourth quarter of 2009. For the full year of 2010, the average exchange rate was 87.69, or 6.6% stronger than the full-year rate of 93.49 in 2009.

Reflecting a benefit from the stronger average yen/dollar exchange rate in the fourth quarter, premium income in dollars increased 13.3% to $3.6 billion. Net investment income rose 8.6% to $643 million. Total revenues were $4.3 billion, an increase of 12.3%. Pretax operating earnings rose 11.8% to $798 million. For the full year, Aflac Japan’s results in dollar terms also benefited from the stronger yen/dollar exchange rate. Premium income rose 10.8% to $13.5 billion. Net investment income increased 8.3% to $2.5 billion. Total revenues were up 10.3% to $16.0 billion. Pretax operating earnings were $3.3 billion, an increase of 17.3% over a year ago.

Aflac Japan’s total new annualized premium sales in the fourth quarter increased 6.5% to 37.1 billion yen, or $448 million. For the year, total new sales were up 11.0% to 135.8 billion yen, or $1.6 billion. Bank channel sales rose 140.4% to a record 7.0 billion yen in the fourth quarter, rising 18.4% from the third quarter. At the end of 2010, 364 banks, or more than 90% of the total number of banks in Japan, had agreements to offer Aflac products to their customers. As the bank channel has become a larger contributor to sales, Aflac Japan has enhanced its product portfolio to better meet the needs of banks. This includes WAYS, a whole life policy that can be converted to a fixed annuity, medical coverage or nursing care benefits at a predetermined age; and Aflac’s child endowment product, which is primarily used to help fund the higher costs associated with a child entering high school and college. Sales of WAYS increased 149.9% for the quarter and 65.7% for the year, and the child endowment product increased 67.4% for the quarter and 132.0% for the year.

The medical product category was the number one contributor to total sales for both the fourth quarter and full year, at 29.8% and 34.2%, respectively. Although sales in the medical category were solid, they faced record 2009 sales, particularly in the fourth quarter. As anticipated, medical sales, including Rider MAX, were down for the quarter and the year, posting a decline of 29.4% and 3.2%, respectively. Cancer insurance sales also made a solid contribution to total sales results both for the quarter and the year, accounting for 21.4% and 22.0% of total sales, respectively. Cancer insurance sales were up 7.4% for the quarter and down 13.5% for the year. Aflac maintained its position as the number one seller of medical and cancer products in Japan.

AFLAC U.S.

Aflac U.S. premium income increased 1.0% to $1.1 billion in the fourth quarter. Net investment income increased 16.1% to $144 million. Total revenues rose 2.5% to $1.3 billion. As a result of improvement in the benefit and expense ratios and the strong increase in net investment income, pretax operating earnings increased 42.3% to $225 million in the fourth quarter. For the year, premium income was up 3.2% to $4.6 billion. Net investment income increased 9.9% to $549 million. Total revenues were $5.1 billion, up 3.9% from a year ago. Pretax operating earnings for the year rose 19.2% to $924 million.

The economic climate in the United States continued to pose challenges for U.S. sales growth. Total new annualized premium sales in the fourth quarter declined 2.3% to $409 million. New annualized premium sales for Aflac U.S. included sales from Aflac Group Insurance of $42.6 million in the fourth quarter. This result represents an increase of 58.7% for the quarter and accounted for 51.4% of Aflac Group Insurance production for the year.

For the year, total new sales decreased 4.9% to $1.4 billion, which includes new annualized premium sales of $82.8 million from Aflac Group Insurance. Although recruitment of sales associates in the fourth quarter was down 8.5%, it showed significant improvement over the 25.4% decline in recruiting for the first nine months of the year.

DIVIDEND

The board of directors declared the first quarter cash dividend. The first quarter cash dividend of $.30 per share is payable on March 1, 2011, to shareholders of record at the close of business on February 15, 2011.

OUTLOOK

Commenting on the company’s fourth quarter and full-year results, Chairman and Chief Executive Officer Daniel P. Amos stated: “Aflac had a very solid year from a financial perspective, despite ongoing challenges in the economic landscape. Our results were consistent with our guidance for the fourth quarter and the full year. Growth of operating earnings per diluted share was in line with our goal of a 9% to 12% increase before the impact of foreign currency.

“Aflac Japan gets high marks for a great fourth quarter and year, following strong sales results in 2009. Our strategy of offering relevant products through an expanding distribution system contributed to sales results that exceeded our targets for two consecutive years. 2010 was the year of the bank channel, having secured buy-in from more than 90% of banks in Japan who’ve agreed to sell Aflac products. We have also customized our product portfolio to appeal to new market segments by enhancing the benefits of our existing product line. In addition, our Japanese operations continued to improve top-line growth throughout 2010, while the expansion of the profit margin also enhanced Aflac Japan’s earnings growth.

“We are also pleased with the operations and financial results of Aflac U.S. As we discussed throughout 2010, sales growth in the United States was primarily held back by the ongoing weak economic environment. We believe Aflac U.S. sales have been impacted by consumer confidence and small business sentiment that continues to hover at low levels. While we remain cautious in our short-term sales outlook for Aflac U.S., our longer-term view has not changed. We believe the need for the products we sell remains very strong and we are taking measures to better reach potential customers through our product and distribution strategy. This includes broadening our product portfolio to include group products in addition to our traditional individually issued products.

“Furthermore, our balance sheet remained strong throughout 2010, and we believe that our investment approach of effectively matching assets to policy liabilities is the most prudent approach for our policyholders and shareholders. More than anything, we have intensely focused on assessing our capital level. Aflac’s capital position from a U.S. regulatory standpoint steadily improved throughout 2010. Our goal was to end 2010 with a higher risk-based capital (RBC) ratio than our year-end 2009 RBC ratio of 479%. Although we have not yet finalized our statutory financial statements, we estimate our 2010 RBC ratio exceeded 580%. I believe our ability to maintain a strong RBC exemplifies our effective capital management strategy.

“Our decision as to whether to increase the dividend or repurchase our shares is a function of our capital position. As a result of strong capital levels and solid financial strength, I am pleased 2010 marked the 28th consecutive year Aflac has increased cash dividends. Our capital position also gave us the confidence to resume our share repurchase program, and we purchased two million shares in the fourth quarter. We anticipate repurchasing six to 12 million shares in 2011.

“As we look ahead to 2011 sales opportunities in the United States, with the unemployment rate showing little sign of improvement and the confidence of consumers and employers remaining relatively low, we expect sales to be flat to up 5% for Aflac U.S. In Japan, with two consecutive years of strong sales results, we expect sales to be in the range of down 2% to up 3%.

“As I commented in our third quarter release, we will likely be at the low end of the 8% to 12% range for operating earnings per share growth in 2011. Although interest rates have increased somewhat in the United States recently, they have not increased as much in Japan, and yen yields remain very low. If we assume 8% earnings per share growth, we would earn $5.97 per diluted share, excluding the impact of the yen. If the yen averages 80 to 85 to the dollar for the full year, we would expect reported earnings to be in the range of $6.09 to $6.34 per diluted share.”

ABOUT AFLAC

When a policyholder gets sick or hurt, Aflac pays cash benefits fast. For more than 55 years, Aflac insurance policies have given policyholders the opportunity to focus on recovery, not financial stress. In the United States, Aflac is the number one provider of guaranteed-renewable insurance. In Japan, Aflac is the number one insurance company in terms of individual insurance policies in force. Aflac insurance products provide protection to more than 50 million people worldwide. For four consecutive years, Aflac has been recognized by Ethisphere magazine as one of the World’s Most Ethical Companies and by Forbes magazine as one of America’s Best-Managed Companies in the Insurance category. In 2010, Fortune magazine included Aflac on its list of Most Admired Companies for the ninth time and in 2011 recognized Aflac as one of the 100 Best Companies to Work For in America for the thirteenth consecutive year. Aflac Incorporated is a Fortune 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac, visit aflac.com.

A copy of Aflac’s Financial Analysts Briefing (FAB) supplement for the fourth quarter of 2010 can be found on the “Investors” page at aflac.com, along with a complete listing of Aflac’s investment holdings in the financial sector and a separate listing of the company’s investments in perpetual securities.

Aflac Incorporated will webcast its fourth quarter conference call via the “Investors” page of aflac.com at 9:00 a.m. (EST) on Wednesday, February 2, 2011.

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT

(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

THREE MONTHS ENDED DECEMBER 31,	2010	2009	% Change

Total revenues	$5,294	$4,597	15.2%

Benefits and claims	3,263	2,956	10.4

Total acquisition and operating expenses	1,364	1,298	5.1

Earnings before income taxes	667	343	94.8

Income taxes	230	92

Net earnings	$437	$251	73.7%

Net earnings per share – basic	$.93	$.54	72.2%

Net earnings per share – diluted	.92	.53	73.6

Shares used to compute earnings per share (000):

Basic	469,506	467,128	.5%

Diluted	473,758	471,121	.6

Dividends paid per share	$.30	$.28	7.1%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT

(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

TWELVE MONTHS ENDED DECEMBER 31,	2010	2009	% Change

Total revenues	$20,732	$18,254	13.6%

Benefits and claims	12,106	11,308	7.1

Total acquisition and operating expenses	5,041	4,711	7.0

Earnings before income taxes	3,585	2,235	60.4

Income taxes	1,241	738

Net earnings	$2,344	$1,497	56.6%

Net earnings per share – basic	$5.00	$3.21	55.8%

Net earnings per share – diluted	4.95	3.19	55.2

Shares used to compute earnings per share (000):

Basic	469,038	466,552	.5%

Diluted	473,085	469,063	.9

Dividends paid per share	$1.14	$1.12	1.8%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED BALANCE SHEET

(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AMOUNTS)

DECEMBER 31,	2010	2009	% Change

Assets:

Total investments and cash	$88,230	$73,192	20.5%

Deferred policy acquisition costs	9,734	8,533	14.1

Other assets	3,075	2,381	29.1

Total assets	$101,039	$84,106	20.1%

Liabilities and shareholders’ equity:

Policy liabilities	$82,456	$69,245	19.1%

Notes payable	3,038	2,599	16.9

Other liabilities	4,489	3,845	16.8

Shareholders’ equity	11,056	8,417	31.3

Total liabilities and shareholders’ equity	$101,039	$84,106	20.1%

Shares outstanding at end of year (000)	469,661	468,568	.2%

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS

(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

THREE MONTHS ENDED DECEMBER 31,	2010	2009	% Change

Operating earnings	$628	$558	12.6%

Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	(236)	(307)
Impact from ASC 810	45	–
Impact from ASC 815	–	–
Extinguishment of debt	–	–

Net earnings	$437	$251	73.7%

Operating earnings per diluted share	$1.33	$1.18	12.7%

Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	(.51)	(.65)
Impact from ASC 810.10		–
Impact from ASC 815	–	–
Extinguishment of debt	–	–

Net earnings per diluted share	$.92	$.53	73.6%

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS

(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

TWELVE MONTHS ENDED DECEMBER 31,	2010	2009	% Change

Operating earnings	$2,618	$2,277	15.0%

Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	(273)	(788)
Impact from ASC 810	(1)	–
Impact from ASC 815	–	(3)
Extinguishment of debt	–	11

Net earnings	$2,344	$1,497	56.6%

Operating earnings per diluted share	$5.53	$4.85	14.0%

Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	(.58)	(1.67)
Impact from ASC 810	–	–
Impact from ASC 815	–	(.01)
Extinguishment of debt	–	.02

Net earnings per diluted share	$4.95	$3.19	55.2%

EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1

(SELECTED PERCENTAGE CHANGES, UNAUDITED)

THREE MONTHS ENDED DECEMBER 31, 2010	Including Currency Changes	Excluding Currency Changes[2]

Premium income	10.1%	3.3%

Net investment income	10.0	5.2

Total benefits and expenses	8.8	2.1

Operating earnings	12.6	7.8

Operating earnings per diluted share	12.7	7.6

[1]	The numbers in this table are presented on an operating basis, as previously described.
[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1

(SELECTED PERCENTAGE CHANGES, UNAUDITED)

TWELVE MONTHS ENDED DECEMBER 31, 2010	Including Currency Changes	Excluding Currency Changes[2]

Premium income	8.7%	3.6%

Net investment income	8.7	5.0

Total benefits and expenses	7.0	2.1

Operating earnings	15.0	11.0

Operating earnings per diluted share	14.0	10.1

[1]	The numbers in this table are presented on an operating basis, as previously described.
[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

2011 OPERATING EARNINGS PER SHARE SCENARIOS

Average Exchange Rate	Annual Operating EPS			% Growth Over 2010			Yen Impact
80	$6.34	–	6.56	14.6	–	18.6%	$.37
85	6.09	–	6.31	10.1	–	14.1	.12
87.69*	5.97	–	6.19	8.0	–	11.9	–
90	5.87	–	6.09	6.1	–	10.1	(.10)
95	5.68	–	5.90	2.7	–	6.7	(.29)

*	Actual 2010 weighted-average exchange rate

FORWARD-LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by Company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC).

Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks and uncertainties. In particular, statements containing words such as “expect,” “anticipate,” “believe,” “goal,” “objective,” “may,” “should,” “estimate,” “intends,” “projects,” “will,” “assumes,” “potential,” “target” or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements. We caution readers that the following factors, in addition to other factors mentioned from time to time, could cause actual results to differ materially from those contemplated by the forward-looking statements: difficult conditions in global capital markets and the economy; governmental actions for the purpose of stabilizing the financial markets; defaults and downgrades in certain securities in our investment portfolio; impairment of financial institutions; credit and other risks associated with Aflac’s investment in perpetual securities; differing judgments applied to investment valuations; subjective determinations of amount of impairments taken on our investments; limited availability of acceptable yen-denominated investments; concentration of our investments in any particular sector; concentration of business in Japan; ongoing changes in our industry; exposure to significant financial and capital markets risk; fluctuations in foreign currency exchange rates; significant changes in investment yield rates; deviations in actual experience from pricing and reserving assumptions; subsidiaries’ ability to pay dividends to Aflac Incorporated (the Parent Company); changes in law or regulation by governmental authorities; ability to attract and retain qualified sales associates and employees; decreases in our financial strength or debt ratings; ability to continue to develop and implement improvements in information technology systems; changes in U.S. and/or Japanese accounting standards; failure to comply with restrictions on patient privacy and information security; level and outcome of litigation; ability to effectively manage key executive succession; catastrophic events; and failure of internal controls or corporate governance policies and procedures.

Analyst and investor contact – Robin Y. Wilkey, 706.596.3264 or 800.235.2667 option 3,

FAX: 706.324.6330, or rwilkey@aflac.com

Media contact – Laura Kane, 706.596.3493, FAX: 706.320.2288, or lkane@aflac.com